Exhibit 3.1

THE COMPANIES ACT

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

Hacker Interstellar Inc.

(the “Company”)

(Adopted by way of special resolutions passed on April 15, 2025)

NAME

1.	The name of the Company is Hacker Interstellar Inc.

REGISTERED OFFICE

2.	The Registered Office of the Company shall be at the office of Vistra (Cayman) Limited, P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands, or at such other place as the Directors may from time to time decide.

GENERAL OBJECTS AND POWERS

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or as revised, or any other law of the Cayman Islands.

LIMITATION OF LIABILITY

4.	The liability of each Member of the Company is limited to the amount from time to time unpaid on such Member’s shares.

CURRENCY

5.	Shares in the Company shall be issued in the currency of the United States of America.

AUTHORIZED CAPITAL

6.	The authorized share capital of the Company is US$50,000 consisting of 500,000,000 shares of a nominal or par value of US$0.0001 each, of which: (i) 481,366,571 are designated as ordinary shares of a nominal or par value of US$ 0.0001 each (the “Ordinary Shares”), (ii) 395,713 are designated as series seed shares of a nominal or par value of US$0.0001 each (the “Series Seed Shares”), and (iii) 18,237,716 are designated as preferred shares of a nominal or par value of US$0.0001 each (the “Preferred Shares”), of which 5,653,044 are designated as series A convertible redeemable preferred shares (the “Series A Preferred Shares”), 3,916,433 are designated as series B convertible redeemable preferred shares (the “Series B Preferred Shares”), and 8,668,239 are designated as series C convertible redeemable preferred shares (the “Series C Preferred Shares”) with power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Act and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be Preferred Shares or otherwise shall be subject to the powers hereinbefore contained.

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EXEMPTED COMPANY

7.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Act and, subject to the provisions of the Companies Act and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

REGISTERED SHARES AND BEARER SHARES

8.	Shares of the Company may be issued as registered shares only. The Company shall not issue shares in bearer form.

DEFINITIONS

9.	The meanings of terms used in this Memorandum of Association are as defined in the Articles of Association.

FINANCIAL YEAR

10.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31 December in each calendar year and shall begin on 1 January in each calendar year.

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THE COMPANIES ACT

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Hacker Interstellar Inc.

(the “Company”)

(Adopted by way of a special resolution passed on April 15, 2025)

PRELIMINARY

The regulations in Table A in the Schedule to the Law (as defined below) do not apply to the Company.

1.	In these Articles and the Memorandum, if not inconsistent with the subject or context, the words and expressions standing in the first column of the following table shall bear the meanings set opposite them respectively in the second column thereof.

Words	Meanings

Additional Ordinary Shares	shall have the meaning set forth in Article 39 (a) (iv).

Audit Committee	shall have the meaning set forth in Article 93.

Board	shall have the meaning set forth in Article 7.

BVI Co.	Thousand Lakes Limited, a company organized and existing under the laws of the British Virgin Islands.

Committees	The Audit Committee and the Compensation Committee.

Compensation Committee	shall have the meaning set forth in Article 93.

Companies Act	means Companies Act (Revised) of the Cayman Islands.

Convertible Securities	shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

Control	Control of a given person means the power or authority, whether exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such person or power to control the composition of a majority of the board of directors of such person.

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Director	a director, including a sole director, for the time being of the Company and shall include an alternate director.

Drag-Along Shareholders	shall have the meaning set forth in Article 134.

Drag-Along Transaction	shall have the meaning set forth in Article 134.

Founder	means Chen Yukun ( 陈彧堃 ), a Chinese citizen with PRC ID number 510132198409300010.

GAAP	means the United States generally accepted accounting principles or PRC generally accepted accounting principles.

Group Companies	the Company, the HK Co., the WFOE and the Domestic Company, which are each a “Group Company”.

HK Co.	Hacker Interstellar HK Limited, a company organized and existing under the laws of Hong Kong.

Investor Directors	means the Series B Director and the Series C Director, who are each an “Investor Director”.

Junior Preferred Shares	means the Series A Preferred Shares and the Series B Preferred Shares.

Majority Preferred Holders	the holders of more than fifty percent (50%) of the then outstanding Preferred Shares (on an as-converted and fully diluted basis).

Majority Series A Holders	the holders of more than fifty percent (50%) of the Series A Preferred Shares (including the Ordinary Shares on as-converted basis).

Majority Series B Holders	the holders of more than fifty percent (50%) of the Series B Preferred Shares (including the Ordinary Shares on as-converted basis).

Majority Series C Holders	the holders of more than fifty percent (50%) of the Series C Preferred Shares (including the Ordinary Shares on as-converted basis).

Member	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires.

Ordinary Directors	shall have the meaning set forth in Article 66.

Ordinary Resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast, or a written resolution passed by the unanimous consent of all Members entitled to vote.

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Ordinary Shares	ordinary shares with the par value of US$0.0001 each in the capital of the Company.

Domestic Company	北京同食科技有限公司, a limited liability company organized and existing under the laws of the PRC.

Options	mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

Original Issue Date	shall mean the date on which the first applicable Preferred Shares was issued, for each class of Preferred Shares.

Preferred Shares	means the Series C Preferred Shares and the Junior Preferred Shares.

Preferred Share Conversion Price	Shall have the meaning set forth in Article 35.

Preferred Share Issue Price	means the Series A Preferred Share Issue Price, the Series B Preferred Share Issue Price and/or the Series C Preferred Share Issue Price, as the case may be.

Preferred Share Preference Amount	Shall have the meaning set forth in Article 131.

Person	an individual, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated or association of persons.

QIPO	Shall have the meaning set forth in Article 36.

Register of Members	the register of Members referred to in these Articles.

Resolution of Directors	(a)	A resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a simple majority of the directors present at the meeting who voted and did not abstain; or

	(b)	a resolution consented to in writing by all directors or of all members of the committee, as the case may be.

Series Seed Shares	series seed shares with the par value of US$0.0001 each in the capital of the Company.

Securities Act	the Securities Act of 1933, as amended.

Securities	shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.

Series A Original Issue Date	means the first issuance date of the Series A Preferred Shares.

Series A Preferred Shares	Preferred Shares designated as Series A Preferred Shares with par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

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Series A Preferred Holder(s)	The holder(s) of any Series A Preferred Shares (including the Ordinary Shares on as- converted basis).

Series A Preferred Share Issue Price	means the price per share of US$0.7076 at which the Series A Preferred Shares were issued on the Series A Original Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.

Series A Preferred Share Preference Amount	shall have the meaning set forth in Article 131.

Series A Redemption Notice	shall have the meaning set forth in Article 40A(a).

Series A Redemption Price	shall have the meaning set forth in Article 40A(a).

Series A Redemption Price Payment Date	shall have the meaning set forth in Article 40A(a).

Series A SPA	means the Share Purchase Agreement signed by the Company and certain other parties on September 9, 2016 in connection with the sale and purchase of Series A Preferred Shares.

Series A Transaction Documents	means the “Transaction Documents” as defined in the Series A SPA.

Series B Director	shall have the meaning set forth in Article 66.

Series B Original Issue Date	means the first issuance date of the Series B Preferred Shares.

Series B Preferred Share Issue Price	means the price per share of US$2.5533 at which the Series B Preferred Shares were issued on the Series B Original Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.

Series B Preferred Share Preference Amount	shall have the meaning set forth in Article 131.

Series B Preferred Shares	Preferred Shares designated as Series B Preferred Shares with par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

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Series B Preferred Holder(s)	The holder(s) of any Series B Preferred Shares (including the Ordinary Shares on as-converted basis).

Series B Redemption Notice	shall have the meaning set forth in Article 40A(b).

Series B Redemption Price	shall have the meaning set forth in Article 40A(b).

Series B Redemption Price Payment Date	shall have the meaning set forth in Article 40A(b).

Series B SPA	means the Share Purchase Agreement signed by the Company and certain other parties on September 14, 2016 in connection with the sale and purchase of Series B Preferred Shares.

Series B Transaction Documents	means the “Transaction Documents” as defined in the Series B SPA.

Series C Closing Date	means the date of the Closing as defined in the Series C SPA I.

Series C IPO Trigger	Shall have the meaning set forth in Article 40(A)(c).

Series C Original Issue Date	means the first issuance date of the Series C Preferred Shares.

Series C Preferred Share Issue Price	means the price per share of US$6.114275 at which the Series C Preferred Shares were issued on the Series C Original Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.

Series C Preferred Share Preference Amount	shall have the meaning set forth in Article 131.

Series C Preferred Shares	Preferred Shares designated as Series C Preferred Shares with par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series C Preferred Holder(s)	The holder(s) of any Series C Preferred Shares (including the Ordinary Shares on as-converted basis).

Series C Redemption Notice	shall have the meaning set forth in Article 40A(c).

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Series C Redemption Price	shall have the meaning set forth in Article 40A(c).

Series C Redemption Price Payment Date	shall have the meaning set forth in Article 40A(c).

Series C SPA I	means the Series C Preferred Share Purchase Agreement signed by the Company, and certain other parties on April 25, 2018 in connection with the sale and purchase of Series C Preferred Shares.

Series C SPA II	means the Series C Preferred Share Purchase Agreement signed by the Company, Vision Plus and certain other parties on July 31, 2018 in connection with the sale and purchase of Series C Preferred Shares.

Series C Transaction Documents	means the Series C SPA I, the Series C SPA II and other documents as defined in the definition of transaction documents in the Series C SPA I and the Series C SPA II.

Share	a share or shares in the Company and includes a fraction of a share.

Shareholders Agreement	means the Fourth Amended and Restated Shareholders Agreement between the Company and its shareholders.

Special Resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a majority of not less than two thirds (or such greater number as may be specified in these Articles) of the vote cast, as provided in the Law, or a written resolution passed by unanimous consent of all Members entitled to vote.

Trade Sale	means (i) a sale, lease, transfer or other disposal of all or substantially all of the assets of the Company, (ii) a transfer or an exclusive licensing of all or substantially all of the intellectual property of the Company, (iii) a sale, transfer or other disposal of a majority of the issued and outstanding share capital of the Company or a majority of the voting power of the Company; or (iv) a merger, consolidation or other business combination of the Company resulting in a change of Control of the Company.

Tencent	Image Frame Investment (HK) Limited, a company organized and existing under the laws of Hong Kong.

Law	the Companies Act and every modification, re-enactment or revision thereof for the time being in force.

Memorandum	the memorandum of association of the Company as originally framed or as from time to time amended.

Seal	any Seal which has been duly adopted as the Seal of the Company.

Articles	these articles of association of the Company as originally framed or as from time to time amended.

Vision Plus	Vision Plus Capital Fund II, L.P.

WFOE	北京明日虫洞科技有限公司, a limited liability company organized and existing under the laws of the PRC, as the wholly-owned subsidiary of the HK Co..

2.	“Written” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable, or other form of writing produced by electronic communication.

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3.	Save as aforesaid any words or expressions defined in the Law shall bear the same meaning in these Articles.

4.	Whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Articles, it shall equally, where the context admits, include the others.

5.	A reference in these Articles to voting in relation to shares shall be construed as a reference to voting by members holding the shares except that it is the votes allocated to the shares that shall be counted and not the number of members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction.

6.	A reference to money in these Articles is, unless otherwise stated, a reference to the currency in which shares in the Company shall be issued according to the provisions of the Memorandum.

REGISTRATION OF SHARES

7.	Register of Members

The board of directors of the Company (the “Board”) shall cause to be kept in one or more books a Register of Members which may be kept within or outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:

(a)	the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member.

8.	Registered Holder Absolute Owner

8.1	The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

8.2	No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register or on a share certificate in respect of a share, then, except as aforesaid:

(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)	the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)	the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

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SHARES, AUTHORIZED CAPITAL, CAPITAL

9.	Subject to the provisions of these Articles, any resolution of the Members and any agreement which is binding on the Company to the contrary, the unissued shares of the Company shall be at the disposal of the directors who may, without limiting or affecting any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of directors determine provided that no share shall be issued at a discount except in accordance with the Law.

10.	Shares in the Company shall be issued for money, services rendered, personal property, an estate in real property, a promissory note or other binding obligations to contribute money or property or any combination of the foregoing as shall be determined by a resolution of directors, subject to the provisions of these Articles and the Shareholders Agreement.

11.	Subject to the provisions of these Articles and the Shareholders Agreement, shares in the Company may be issued for such amount of consideration as the directors may from time to time by resolution of directors determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved. The consideration in respect of the shares constitutes capital to the extent of thereof and the excess constitutes share premium.

12.	A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

13.	The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

14.	Shares may be issued as registered shares only. The Company shall not issue shares in bearer form.

15.	Upon the issue by the Company of a share without par value, if an amount is stated in the Memorandum to be authorized capital represented by such shares then each share shall be issued for no less than the appropriate proportion of such amount which shall constitute capital, otherwise the consideration in respect of the share constitutes capital to the extent designated by the directors, except that the directors must designate as capital an amount of the consideration that is at least equal to the amount that the share is entitled to as a preference, if any, in the assets of the Company upon liquidation of the Company.

16.	Subject to receipt of all approvals required under the Memorandum, elsewhere in these Articles and the Shareholders Agreement, the Company may purchase, redeem or otherwise acquire and hold its own shares but in accordance with the Law and the Company be and is hereby authorised to make payment out of capital in connection therewith.

17.	Subject to provisions to the contrary in

(a)	the Memorandum or these Articles;

(b)	the designations, powers, preferences, rights, qualifications, limitations and restrictions with which the shares were issued; or

(c)	the Series A SPA, the Series B SPA or Series C SPA I or the Series C SPA II; or

(d)	the Shareholders Agreement.

The Company may not purchase or redeem its own shares without the consent of members whose shares are to be purchased or redeemed.

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18.	No purchase or redemption of shares out of capital shall be made unless the directors determine that immediately after the purchase or redemption the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and unless it is in compliance with the provisions of the Law, the provisions of these Articles and the Shareholders Agreement.

19.	Shares that the Company purchases, redeems or otherwise acquires pursuant to the preceding paragraph shall be cancelled and available for re-issue thereafter.

TRANSFER OF SHARES

20.	Subject to any limitations in the Memorandum, elsewhere in these Articles or the Shareholders Agreement, registered shares in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written instrument of transfer the directors may accept such evidence of a transfer of shares as they consider appropriate.

21.	The Company shall not be required to treat a transferee of a registered share in the Company as a member until the transferee’s name has been entered in the Register of Members.

22.	Subject to any limitations in the Memorandum, these Articles and any agreements entered into between the Company and the members, the Company must on the application of the transferor or transferee of a registered share in the Company enter in the Register of Members the name of the transferee of the share; provided that, the directors, solely subject to and in accordance with contractual commitments regarding the transfer of shares that the Company may from time to time have, may decline to register any transfer of shares in violation of such commitments. If the directors refuse to register a transfer they shall notify the transferee within sixty (60) days of such refusal.

VARIATION OF CLASS RIGHTS

23.	If at any time the authorized capital is designated into different classes or series of shares, subject to compliance with other consent or approval requirements under these Articles or the Shareholders Agreement, the rights attached to any class or series (unless otherwise provided by the terms of issuance of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of at least fifty percent (50%) of the issued shares of that class or series, which may be affected by such variation.

24.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not be deemed to be varied by the creation or issuance of further shares ranking pari passu therewith.

TRANSMISSION OF SHARES

25.	The executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognized by the Company as having any title to his share but they shall not be entitled to exercise any rights as a member of the Company until they have proceeded as set forth in the next following three regulations.

26.	The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased member or of the appointment of a guardian of an incompetent member or the trustee of a bankrupt member shall be accepted by the Company even if the deceased, incompetent or bankrupt member is domiciled outside the Cayman Islands if the document evidencing the grant of probate or letters of administration, confirmation as executor, appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

27.	Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.

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28.	Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

29.	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

REDUCTION OR INCREASE IN AUTHORIZED CAPITAL OR CAPITAL

30.	Subject to the Law, the provisions of these Articles and the Shareholders Agreement, the Company may from time to time by a Special Resolution alter the conditions of its Memorandum to increase its share capital by new shares of such amount as it thinks expedient or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient.

31.	Subject to the Law, the provisions of these Articles and the Shareholders Agreement, the Company may from time to time by a Special Resolution alter the conditions of its Memorandum to:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum; or

(c)	cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

32.	For the avoidance of doubt it is declared that Article 31(a) and (b) above do not apply if at any time the shares of the Company have no par value.

33.	Subject to the Law, the provisions of these Articles and the Shareholders Agreement, the Company may from time to time by Special Resolution reduce its share capital in any way or alter any conditions of its Memorandum relating to share capital.

34.	Subject to Article 9, the Memorandum and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into Ordinary Shares, Series Seed Shares and Preferred Shares. The holders of Ordinary Shares and Series Seed Shares, subject to provisions of these Articles and the Shareholders Agreement, shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

The holders of the Preferred Shares shall be entitled to the rights set out in the following Articles.

CONVERSION OF PREFERRED SHARES

35.	Conversion Rights. Unless converted earlier pursuant to Article 36 below, (i) each holder of Series Seed Shares shall have the right, at such holder’s sole discretion, to convert all or any portion of the Series Seed Shares into Ordinary Shares at any time, (ii) each holder of Preferred Shares shall have the right, at such holder’s sole discretion, to convert all or any portion of the Preferred Shares into Ordinary Shares at any time.

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The conversion rate for Series Seed Shares shall be 1:1.

The conversion rate for Preferred Shares shall be determined by dividing the applicable Preferred Share Issue Price by the conversion price then in effect at the date of the conversion. The initial conversion price for the applicable Preferred Shares will be the applicable Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below (the “Preferred Share Conversion Price”).

Nothing in this Article 35 shall limit the automatic conversion rights of Series Seed Shares and Preferred Shares described in Article 36 below.

36.	Automatic Conversion. Each Series Seed Shares shall automatically be converted into Ordinary Shares at rate of 1:1 upon a QIPO. Each Preferred Share shall automatically be converted into Ordinary Shares, at the then applicable Preferred Share Conversion Price upon the closing of a direct or indirect listing of the Group Companies and/or Group Companies’ assets through methods including but not limited to initial public offerings, back-door listings, reverse mergers, and De-SPAC transactions, with gross proceeds of at least US$10 million and a price of no less than US$10.3557 per share (subject to adjustments for share splits, reclassifications, or other similar events) (a “QIPO”). In the event of the automatic conversion of the Series Seed Shares and/or Preferred Shares upon a QIPO as aforesaid, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Series Seed Shares and/or Preferred Shares shall not be deemed to have converted such Series Seed Shares and/or Preferred Shares until immediately prior to the closing of such QIPO.

37.	Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Series Seed Shares and/or Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Preferred Share Conversion Price. Before any holder of Series Seed Shares and/or Preferred Shares shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, he shall surrender the certificate or certificates therefor, at the office of the Company or of any transfer agent for the Series Seed Shares and/or Preferred Shares and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series Seed Shares and/or Preferred Shares a certificate or certificates for the number of Ordinary Shares to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares, if any. Such conversion shall be deemed to have been made immediately prior to close of business on the date of such surrender of the shares of Series Seed Shares and/or Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date after its name is recorded in the Register of Members as the holder of such Ordinary Shares. The Directors may effect conversion in any matter permitted by law including, without prejudice to the generality of the foregoing, repurchasing or redeeming the relevant Series Seed Shares and/or Preferred Shares and applying the proceeds towards the issue of the relevant number of new Ordinary Shares.

38.	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the shares of the Series Seed Shares and Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Seed Shares and Preferred Shares, and if at any time the number of authorized but unissued Ordinary shares shall not be sufficient to effect the conversion of all then outstanding shares of the Series Seed Shares and Preferred Shares, in addition to such other remedies as shall be available to the holder of such Series Seed Shares and Preferred Shares, subject to the provisions of these Articles and Shareholders Agreement, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

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ADJUSTMENTS TO CONVERSION PRICE

39.	(a)	Special Definitions. For purposes of this Article 39, the following definitions shall apply:

(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)	“Original Issue Date” for each class of Preferred Shares shall mean the date on which the first such Preferred Shares was issued.

(iii)	“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iv)	“Additional Ordinary Shares” for each class of Preferred Shares shall mean all Ordinary Shares (including reissued shares) issued (or, pursuant to Article 39(c), deemed to be issued) by the Company after the Original Issue Date, other than:

(A)	any Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the Company’s employee share option plans approved by the Founder and the Majority Preferred Holders (which shall include Tencent), provided that such Ordinary Shares shall not exceed 11.02% of the total outstanding share capital of the Company immediately after the Closing of the transactions contemplated under the Series C SPA II (on a fully-diluted and as-converted basis);

(B)	any shares of Preferred Shares issued under the Series A SPA, the Series B SPA, the Series C SPA I and the Series C SPA II, as each aforesaid agreement may be amended, and any Ordinary Shares issued pursuant to the conversion thereof;

(C)	any securities issued in connection with any share split, share dividend or other similar event in which all the holders of the Preferred Shares are entitled to participate on a pro rata basis;

(D)	Ordinary Shares issued upon conversion or exercise of options, warrants, or other securities that are outstanding issued before Original Issue Date;

(E)	any securities issued pursuant to a QIPO;

(F)	any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity as duly approved by the Board (so long as such approval includes the consents of both Investor Directors); or

(G)	any securities issued or issuable to banks, equipment leasers or other financial institutions pursuant to a debt financing or commercial leasing transaction as duly approved by the Board (so long as such approval includes the consents of both Investor Directors).

(b)	No Adjustment to Conversion Price. No adjustment in the Preferred Share Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance.

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(c)	Deemed Issuance of Additional Ordinary Shares. In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued with respect to Preferred Shares, unless the consideration per share (determined pursuant to Article 39(e) hereof) of such Additional Ordinary Share would be less than the Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)	no further adjustment to the Preferred Share Conversion Price shall be made upon the subsequent issuance of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Preferred Share Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been fully exercised, the Preferred Share Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration be recomputed as if:

(A)	in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(iv)	no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Preferred Share Conversion Price to an amount which exceeds the lower of (i) the Preferred Share Conversion Price immediately prior to the original adjustment date, or (ii) the Preferred Share Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and

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(v)	in the case of any Options which expire by their terms not more than 30 days after the date of issuance thereof, no adjustment of the Preferred Share Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d)	Adjustment of Preferred Share Conversion Price upon Issuance of Additional Ordinary Shares below the Preferred Share Conversion Price. In the event that the Company shall issue any Additional Ordinary Shares (including those deemed to be issued pursuant to Article 39(c)) without consideration or at a subscription price per Ordinary Share (on an as-converted basis) less than the applicable Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance, then the applicable Preferred Share Conversion Price for such Preferred Shares held by such holder shall forthwith be reduced, concurrently with such issuance of the Additional Ordinary Shares, to a price determined in accordance with a broad-based weighted average anti-dilution mechanism as the following formula:

CP2 = CP1 * (A + B)]/ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price in effect with respect to such series of Preferred Shares immediately after such issue of Additional Ordinary Shares.

“CP1” shall mean the Conversion Price in effect with respect to such series of Preferred Shares immediately prior to such issue of Additional Ordinary Shares;

“A” shall mean the number of Ordinary Shares outstanding immediately prior to such issue of Additional Ordinary Shares, treating for this purpose as outstanding all Ordinary Shares issuable upon exercise of options outstanding under the Company’s option plans, restricted share plans or other arrangements immediately prior to such issue and upon conversion or exchange of Convertible Securities (including the Preferred Shares) outstanding (assuming exercise of any outstanding options therefor) immediately prior to such issue;

“B” shall mean the number of Ordinary Shares that would have been issued if such Additional Ordinary Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

“C” shall mean the number of such Additional Ordinary Shares issued in such transaction.

(e)	Determination of Consideration. For purposes of this Article 39, the consideration received of any Additional Ordinary Shares shall be computed as by the Company for the issuance follows:

(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest for accrued dividends;

(B)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

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(ii)	Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 39(c), relating to Options and Convertible Securities, shall be determined by dividing

(A)	the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)	Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Preferred Share Conversion Price shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares the Preferred Share Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 39 with respect to the rights of the holders of the Preferred Shares.

(h)	Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Preferred Shares shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(i)	No Impairment. The Company will not, by the amendment of its Memorandum and these Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Article 39 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Shares against impairment.

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(j)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Article 39, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Preferred Share Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Shares.

(k)	Miscellaneous.

(i)	All calculations under this Article 39 shall be made to the nearest one hundredth (1/100) of a cent or to the nearest one hundredth (1/100) of a share, as the case may be. Upon conversion of such number of Preferred Shares, the resultant aggregate number of Ordinary Shares to be issued to each holder of Preferred Shares if not a whole number (but part or fraction of a Ordinary Share), shall be rounded up to the nearest multiple of one (1) Ordinary Share such that the resultant aggregate number of Ordinary Shares to be issued to such holder of Preferred Shares shall be a whole number.

(ii)	The holders representing more than fifty percent (50%) of each series of Preferred Shares shall have the right to challenge any determination by the Board of fair value pursuant to this Article 39, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging holders of the applicable Preferred Shares.

(iii)	No adjustment in the Preferred Share Conversion Price need be made if such adjustment would result in a change in such conversion price of less than US$0.01. Any adjustment of less than US$0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.0l or more in such conversion price.

VOTING RIGHTS

40.	Each Series Seed Shares and Preferred Share shall carry a number of votes equal to the number of Ordinary Shares then issuable upon its conversion into Ordinary Shares at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. To the extent that the Law, the Memorandum, these Articles or the Shareholders Agreement require the Series Seed Shares and/or Preferred Shares to vote separately as a class with respect to any matters, the holders of Series Seed Shares and Preferred Shares and Ordinary Shares shall vote together as a single class. In the event that the number of Shares held by Tencent (on a fully-diluted and as-converted basis) is greater than the number of Shares held by the Founder (on a fully-diluted and as-converted basis), each Share held by the Founder shall carry 1.75 vote when voting on a members’ resolution at a general meeting or otherwise.

REDEMPTION

40A.	(a)	Series A Redemption. On or after the earlier of (A) September 30, 2026 up to which date the Company has not completed a QIPO, which date may be extended for no more than three (3) months upon mutual agreement between the Company and all the Investor Directors, provided that the Investor Directors shall not withhold such consent if the Company is able to provide reasonable proof that it will complete the QIPO on or before December 31, 2026, (B) the occurrence of any material breach or violation by any Group Company, the Founder or the BVI Co. of the Series A Transaction Documents, these Articles and/or the applicable laws, (C) the occurrence of material dishonesty of the management of any Group Company, including without limitation, any off-book sales revenue in cash of any Group Company of which the holder of Series A Preferred Shares has not been made aware, any material loophole in the internal control system of any Group Company intentionally made by the management of any Group Company, (D) the occurrence of a material breach of the non-compete obligations (as provided in the Series A Transaction Documents) assumed by the Founder, or (E) any Group Company has failed to obtain the permits, licenses or other governmental approval necessary for respective business and operations as now and to be conducted, or such permits, licenses or other governmental approval has been revoked or extension denied, any holder of the then outstanding Series A Preferred Shares shall be entitled to request the Company to redeem all or some of the then outstanding Series A Preferred Shares held by such holder in accordance with these Articles (the “Series A Redemption Shares”). The redemption price for each Series A Preferred Share redeemed pursuant to this Article shall be equal to one hundred and fifty percent (150%) of the Series A Preferred Share Issue Price, calculating from the Series A Original Issue Date to the Series A Redemption Price Payment Date (as defined below), plus all declared but unpaid dividends thereon up until the date of redemption, proportionally adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions (the “Series A Redemption Price”). Subject to the above-mentioned conditions, the holder(s) of the Series A Preferred Shares requesting redemption shall furnish to the Company and the other holders of the Series A Preferred Shares a notice of redemption (the “Series A Redemption Notice”), and such notice shall be given by hand or by mail to the registered office of the Company and the other holders of Series A Preferred Shares. The Company shall redeem all, but not less than all, of the Series A Preferred Shares elected to be redeemed within thirty (30) business days after receiving the Series A Redemption Notice, or on the redemption date, if specified in the Series A Redemption Notice, by paying the Series A Redemption Price (the date on which the Series A Redemption Price is paid being the “Series A Redemption Price Payment Date”).

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(b)	Series B Redemption. On or after the earlier of (A) September 30, 2026 up to which date the Company has not completed a QIPO, which date may be extended for no more than three (3) months upon mutual agreement between the Company and all the Investor Directors, provided that the Investor Directors shall not withhold such consent if the Company is able to provide reasonable proof that it will complete the QIPO on or before December 31, 2026, (B) the occurrence of any material breach or violation by any Group Company, the Founder or the BVI Co. of the Transaction Documents, these Articles and/or the applicable laws, (C) the occurrence of material dishonesty of the management of any Group Company, including without limitation, any off-book sales revenue in cash of any Group Company of which neither of the holders of the Series B Preferred Shares has been made aware, any material loophole in the internal control system of any Group Company intentionally made by the management of any Group Company, (D) the occurrence of a material breach of the non-compete obligations (as provided in the Series B Transaction Documents) obligations assumed by the Founder, (E) any Group Company has failed to obtain the permits, licenses or other governmental approval necessary for respective business and operations as now and to be conducted, or such permits, licenses or other governmental approval has been revoked or extension denied or (F) the occurrence of redemption of any Series A Preferred Share requested by any holder of the Series A Preferred Shares, any holder of the then outstanding Series B Preferred Shares shall be entitled to request the Company to redeem all or some of the then outstanding Series B Preferred Shares held by such holder in accordance with these Articles. The redemption price for each Series B Preferred Share redeemed pursuant to this Article shall be equal to one hundred and ten percent (110%) of the Series B Preferred Share Issue Price, calculating from the Series B Original Issue Date to the Series B Redemption Price Payment Date (as defined below), plus all declared but unpaid dividends thereon up until the date of redemption, proportionally adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions (the “Series B Redemption Price”). Subject to the above-mentioned conditions, the holder(s) of the Series B Preferred Shares requesting redemption shall furnish to the Company and the other holders of the Series B Preferred Shares a notice of redemption (the “Series B Redemption Notice”), and such notice shall be given by hand or by mail to the registered office of the Company and the other holders of Series B Preferred Shares. The Company shall redeem all, but not less than all, of the Series B Preferred Shares elected to be redeemed within thirty (30) business days after receiving the Series B Redemption Notice, or on the redemption date, if specified in the Series B Redemption Notice, by paying the Series B Redemption Price (the date on which the Series B Redemption Price is paid being the “Series B Redemption Price Payment Date”). Notwithstanding anything to the contrary in this Article 40A but subject always to Article 40A(d) , in the event that any holder of Series B Preferred Shares (voting as a single class and calculated on an as-converted basis) has elected to exercise its redemption rights for Series B Preferred Shares pursuant to this Article 40A(b), and, prior to the payment by the Company of the aggregate Series B Redemption Price for such Series B Preferred Shares in full, any holder of Series A Preferred Shares has also elected to exercise its redemption rights for Series A Preferred Shares pursuant to Article 40A(a) above: (i) the Company shall first redeem all of the Series B Preferred Shares requested by such holders of the Series B Preferred Shares to be redeemed and pay to such holders of the Series B Preferred Shares the full amount of the aggregate Redemption Price on the redeemed Series B Preferred Shares, and (ii) the Company may not redeem, and no holders of Series A Preferred Shares may cause the Company to redeem, any Series A Preferred Share unless and until payment has been made in full in respect of the aggregate Series B Redemption Price for the redeemed Series B Preferred Shares.

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(c)	Series C Redemption. On or after the earlier of (A) September 30, 2026 up to which date the Company has not completed a QIPO, which date may be extended for no more than three (3) months upon mutual agreement between the Company and all the Investor Directors, provided that the Investor Directors shall not withhold such consent if the Company is able to provide reasonable proof that it will complete the QIPO on or before December 31, 2026 (the “Series C IPO Trigger”), (B) holders of any class or series of shares have requested a redemption of such shares (excluding such redemption requested by other holders in accordance with the IPO trigger applicable to such holders and occurred before the Series C IPO Trigger), (C) any material breach by any Group Company, the Founder or the BVI Co. under the Series C Transaction Documents, or (D) any Group Company, Founder, or their respective affiliates being charged with a criminal offence, the Majority Series C Holders shall have the right to require the Company to redeem (in preference to Junior Preferred Shares, Series Seed Shares and Ordinary Shares) all or some of the then outstanding Series C Preferred Shares in accordance with these Articles. The redemption price for each Series C Preferred Share redeemed pursuant to this Article shall be the Series C Preferred Share Issue Price, plus (i) an interest rate of 10% per annum, calculating from the Series C Original Issue Date to the Series C Redemption Price Payment Date (as defined below) and (ii) all declared but unpaid dividends thereon up until the date of redemption, proportionally adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions (the “Series C Redemption Price”). Subject to the above-mentioned conditions, the Majority Series C Holders requesting redemption shall furnish to the Company and the other holders of the Series C Preferred Shares a notice of redemption (the “Series C Redemption Notice”), and such notice shall be given by hand or by mail to the registered office of the Company and the other holders of Series C Preferred Shares. Such Series C Redemption Notice shall (x) indicate that the Majority Series C Holders have elected to require the Company to redeem all or some of the Series C Preferred Shares pursuant to this Article 40A(c), (y) the proposed redemption date and (z) direct the holders of the Series C Preferred Shares to submit their share certificates to the Company on or before the proposed redemption date. The Company shall redeem all, but not less than all, of the Series C Preferred Shares elected to be redeemed within thirty (30) days of delivery of the Series C Redemption Notice, or on the redemption date specified in the Series C Redemption Notice, by paying the Series C Redemption Price (the date on which the Series C Redemption Price is paid being the “Series C Redemption Price Payment Date”).

(d)	Notwithstanding anything to the contrary in this Article 40A, in the event that the Majority Series C Holders have elected to exercise their redemption rights for Series C Preferred Shares pursuant to Article 40A(c) above, and, prior to the payment in full by the Company of the aggregate Series C Redemption Price for the Series C Preferred Shares elected to be redeemed, any holder of Junior Preferred Shares has also elected to exercise its redemption rights for Junior Preferred Shares pursuant to Article 40A(a) or Article 40A(b) above: (i) the Company shall first redeem all of the Series C Preferred Shares requested by the Majority Series C Holders to be redeemed and pay to such holders of the Series C Preferred Shares the full amount of the aggregate Series C Redemption Price on the redeemed Series C Preferred Shares, and (ii) the Company may not redeem, and no holders of Junior Preferred Shares may cause the Company to redeem, any Junior Preferred Share unless and until payment has been made in full in respect of the aggregate Series C Redemption Price for the redeemed Series C Preferred Shares.

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(e)	Insufficient Funds. If the Company fails to pay within a period of thirty (30) days from the delivery of the Series C Redemption Notice, or on the redemption date specified in the Series C Redemption Notice, the full Series C Redemption Price in respect of each Series C Preferred Share to be redeemed on such date because it has inadequate funds legally available therefor or for any other reason, the funds that are legally available shall nonetheless be paid in a pro-rata manner against each Series C Preferred Share to be redeemed in accordance with the relative full amounts owed thereon. In any circumstance, the Series C Redemption Price for any Series C Preferred Share redeemed shall be fully paid in priority to and before any payment of the Series A Redemption Price for any Series A Preferred Share redeemed and/or the Series B Redemption Price for any Series B Preferred Share redeemed and the shortfall because of insufficient funds shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in a pro-rata manner against each Series C Preferred Share to be redeemed in accordance with the relative remaining amounts owed thereon, such that, in any case, the full Series C Redemption Price shall not be deemed to have been paid in respect of any Series C Preferred Share to be redeemed and the redemption shall not be deemed to have been consummated in respect of any Series C Preferred Share, and each Series C Preferred Holder shall remain entitled to all of its rights, including (without limitation) its voting rights, in respect of applicable Series C Preferred Share to be redeemed, and each of the Series C Preferred Shares to be redeemed shall remain “outstanding” for the purposes of these Articles, until such time as the applicable Series C Redemption Price in respect of Series C Preferred Share to be redeemed has been paid in full whereupon all such rights shall automatically cease, the Register of Members shall be updated accordingly.

(f)	If the Company fails (for whatever reason) to redeem any Preferred Shares (as applicable) on its due date for redemption then, as from such date until the date on which the Preferred Shares are redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

(g)	To the extent permitted by Laws, the Company shall procure that the profits of each of other Group Companies for the time being legally available for distribution shall be paid to it by way of dividend or otherwise if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Series C Preferred Shares and/or Junior Preferred Shares required to be made pursuant to this Article 40A.

PROTECTIVE PROVISIONS

41.	Acts of the Group Companies Requiring Approval of the Majority Series C Holders. In addition to such other limitations as may be provided in these Articles or the Shareholders Agreement, for so long as the Series C Preferred Holders hold no less than five percent (5%) of the outstanding shareholding of the Company collectively (on as-converted and fully diluted basis), the following acts of the Group Companies shall require the prior written approval of Majority Series C Holders. Notwithstanding anything to the contrary contained herein, where any act listed below requires the approval of the Shareholders in accordance with applicable statute, and if the Shareholders vote in favour of such act but the approval of the Majority Series C Holders have not yet been obtained, the Series C Preferred Holders who vote against such act at a meeting of the Shareholders in aggregate shall have the voting rights equal to the aggregate voting power of all the Shareholders who voted in favour of such act plus one (1):

(a)	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the Series C Preferred Shares;

(b)	any action that authorizes, creates or issues any other securities convertible into or exercisable for, any equity security of the Company having rights, preferences or privileges senior or on parity with the Series C Preferred Shares;

(c)	any action that reclassifies any outstanding shares into shares having preferences or priority superior to or on a parity with the preference of the Series C Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption or otherwise;

(d)	increase of the authorized number of Series C Preferred Shares; and

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(e)	any amendment or modification to or waiver under the memorandum and articles of association of the Company or other charter documents of any Group Company in a manner adverse to the interests of the holders of Series C Preferred Shares;

42.	Acts of the Group Companies Requiring Approval of the Majority Series A Holders and Majority Series B Holders. In addition to such other limitations as may be provided in these Articles or the Shareholders Agreement, for so long as the Series B Preferred Holders hold no less than five percent (5%) of the outstanding shareholding of the Company (on an as-converted and fully diluted basis) and for so long as the Series A Preferred Holders hold no less than five percent (5%) of the outstanding shareholding of the Company (on an as-converted and fully diluted basis), the following acts of the Group Companies shall require the prior written approval of the Majority Series B Holders and the Majority Series A Holders. Notwithstanding anything to the contrary contained herein, where any act listed below requires the approval of the Shareholders in accordance with the applicable statute, and if the Shareholders vote in favour of such act but the approval of the Majority Series A Holders and the Majority Series B Holders has not yet been obtained, the holders of Junior Preferred Shares who vote against such act at a meeting of the Shareholders shall, in aggregate, have the voting rights equal to the aggregate voting power of all the Shareholders who voted in favour of such act plus one (1):

(a)	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the Junior Preferred Shares;

(b)	any action that authorizes, creates, or issues any other securities convertible into or exercisable for, any equity security of the Company having rights, preferences or privileges senior or on parity with the Junior Preferred Shares;

(c)	any action that reclassifies any outstanding shares into shares having preferences or priority superior to or on a parity with the preference of the Junior Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption or otherwise;

(d)	increase of the authorized number of Junior Preferred Shares; and

(e)	any amendment or modification to or waiver under the memorandum and articles of association of the Company or other charter documents of any Group Company in a manner adverse to the interests of the holders of Junior Preferred Shares.

43.	Acts of the Group Companies Requiring Approval of the Founder and the Majority Preferred Holders. In addition to such other limitations as may be provided in these Articles or the Shareholders Agreement, the following acts of the Group Companies shall require the prior written approval of the Founder and the Majority Preferred Holders (which shall include Tencent). Notwithstanding anything to the contrary contained herein, where any act listed below requires the approval of the Shareholders in accordance with the applicable statute, and if the Shareholders vote in favour of such act but the approval of the Founder and/or the Majority Preferred Holders (which shall include Tencent) has not yet been obtained, the Founder and/or the holders of Preferred Shares who vote against such act at a meeting of the Shareholders shall, in aggregate, have the voting rights equal to the aggregate voting power of all the Shareholders who voted in favour of such act plus one (1):

(a)	any declaration, set aside or payment of a dividend or other distribution by any Group Company, or the adoption of, or any change to, the dividend policy of any Group Company;

(b)	the adoption, amendment or termination of any equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of the Group Companies; and the determination of the exercise price for any such options;

(c)	the engagement of or entering into any transaction or agreement with any of the Group Company’s affiliates, shareholders, directors and officers, relatives or affiliates to the shareholder or director, or other related parties or providing loans to the aforesaid person/entity by any Group Company;

(d)	the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or arrangement of any of the Group Companies under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

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(e)	any investment in, or divestiture or sale of an interest in a subsidiary, partnership or joint venture in excess of RMB500,000 in a single transaction or a series of transactions in a calendar year;

(f)	any Trade Sale;

(g)	approval of, or any deviation from or amendment of, the annual budget or the business and financial plan of any Group Company;

(h)	any incurrence of indebtedness, providing any guarantees of indebtedness, or the assumption of any financial obligation of any kind, in excess of US$2,000,000;

(i)	any sale, transfer, lease, or other disposal of, or the incurrence of any lien, pledge, security interest or encumbrance of any kind on, any assets of a Group Company in excess of US$2,000,000;

(j)	any change in the equity ownership of a Domestic Company;

(k)	any amendment or modification to or waiver under the memorandum and articles of association of the Company or other charter documents of any Group Company;

(l)	any material change to the business scope, or nature of business of any Group Company, engagement in or investment in any new line or business or cessation of any existing business line of any Group Company;

(m)	any issue, sale or grant of equity or debt securities, including any convertible securities, options or warrants, of any Group Company (in a single transaction or multiple related transactions);

(n)	any increase, reduction or cancellation of the authorized or issued share capital of any Group Company or repurchase or redemption of any Shares;

(o)	any sale, transfer, charge, encumber, grant of an exclusive license, or other disposal of, or the incurrence of any lien on, any trademark, patent or other intellectual property of any Group Company, except as operated in the ordinary course of business;

(p)	make any equity investments in any other entities in excess of RMB500,000 or the establishment of any brands for entities other than the Group Companies;

(q)	any material change to the accounting methods or policies, or appointment or change of the auditors;

(r)	any item of expenditures in excess of US$1,000,000 during any fiscal year, except for capital expenditures incurred pursuant to the then current business plan;

(s)	any change of the size or composition of the board of directors of any Group Company and the manner in which the directors of each Group Company are appointed;

(t)	any appointment or replacement of chief executive officer, chief financial officer, chief technical officer, or chief operational officer or other officer with similar position of any Group Company and the approval of their remuneration package;

(u)	any initial public offering of any equity securities of any Group Company; and the determination of the listing venue, timing, valuation and other terms of the initial public offering;

(v)	the entry by a Group Company into any agreement or arrangement involving cryptocurrencies, or accepting any cryptocurrency as payment for a Group Company’s products or services;

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(w)	any other actions or transactions out of the ordinary course of business of such Group Company; and

(x)	any action by a Group Company to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

MEETINGS AND CONSENTS OF MEMBERS

44.	The directors of the Company may convene meetings of the members of the Company at such times and in such manner and places within or outside the Cayman Islands as the directors consider necessary or desirable.

45.	Upon the written request of members holding ten percent or more of the outstanding voting shares in the Company, the directors shall convene a meeting of members promptly, and in any event within ten (10) business days, following receipt by the Company of such a request.

46.	The directors shall give not less than seven days’ notice of meetings of members to those persons whose names on the date the notice is given appear as members in the share register of the Company and are entitled to vote at the meeting.

47.	The directors may fix the date notice is given of a meeting of members as the record date for determining those shares that are entitled to vote at the meeting.

48.	A meeting of members may be called on short notice:

(a)	if members holding not less than ninety percent (90%) of the total number of shares entitled to vote on all matters to be considered at the meeting, or ninety percent (90%) of the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with not less than a ninety percent (90%) majority of the remaining votes, have agreed to short notice of the meeting, or

(b)	if all members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

49.	The inadvertent failure of the directors to give notice of a meeting to a member, or the fact that a member has not received notice, does not invalidate the meeting.

50.	A member may be represented at a meeting of members by a proxy who may speak and vote on behalf of the member.

51.	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

52.	An instrument appointing a proxy shall be in substantially the following form or such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy.

(Name of Company)

I/We ___________ being a member of the above Company with ________ shares HEREBY APPOINT ___________ of _____ or failing him _______ of ________ to be my/our proxy to vote for me/us at the meeting of members to be held on the __________ day of __________ and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this day of

Member

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53.	The following shall apply in respect of joint ownership of shares:

(a)	if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of members and may speak as a member;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and;

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

54.	A member shall be deemed to be present at a meeting of members if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

55.	No business shall be transacted at any meeting of members unless a quorum is present. The quorum for a meeting of members shall be such Member(s) present in person or by proxy holding (i) not less than a majority of the votes of the shares or class or series of shares entitled to vote on a resolution of members to be considered at the meeting, (ii) the Majority Series A Holders, (iii) the Majority Series B Holders, (iv) the Majority Series C Holders, and (v) the holders of more than fifty percent (50%) of the Ordinary Shares.

56.	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting, a quorum is not present, those present shall constitute a quorum and subject to Articles 41, 42 and 43 and except for the business as outlined in the notice to Shareholders, no other business shall be transacted thereat.

57.	At every meeting of members, the Chairman of the Board shall preside as Chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the members present shall choose someone of their number to be the Chairman. If the members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting shares present in person or by prescribed proxy at the meeting shall preside as Chairman failing which the oldest individual member or representative of a member present shall take the chair.

58.	The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

59.	At any meeting of the members the Chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof.

60.	Any person other than an individual shall be regarded as one member and subject to the specific provisions hereinafter contained for the appointment of representatives of such persons the right of any individual to speak for or represent such member shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any member.

61.	Any person other than an individual which is a member of the Company may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorized shall be entitled to exercise the same power on behalf of the person which he represents as that person could exercise if it were an individual member of the Company.

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62.	The Chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

63.	Directors of the Company may attend and speak at any meeting of members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

64.	An action that may be taken by the members at a meeting may also be taken by a resolution of members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all the Members, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more members.

DIRECTORS

65.	The first directors of the Company shall be appointed by the subscriber to the Memorandum; and thereafter, the directors shall be elected by the members for such term as the members determine.

66.	The Company shall be managed by a Board of Directors consisting of five (5) directors, which number of directors shall not be changed except pursuant to an amendment to these Articles. Of the five (5) directors:

(a)	The Founder (so long as he continues to directly or indirectly hold shares in the Company) shall be entitled to appoint and remove three (3) directors (the “Ordinary Directors”);

(b)	the Series B Preferred Holders (so long as they continue to hold at least 1,958,217 Series B Preferred Shares (as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein) in the Company) shall be entitled to appoint and remove one (1) director (the “Series B Director”); and

(c)	Tencent (so long as it continues to hold at least 3,516,362 Series C Preferred Shares (as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein) in the Company) shall be entitled to appoint and remove one (1) director (the “Series C Director”, together with the Series B Director, collectively the “Investor Directors” and each an “Investor Director”).

66A.

(a)	Tencent (so long as it continues to hold at least 3,516,362 Series C Preferred Shares (as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein) in the Company) shall be entitled to appoint one (1) observer to attend and speak at all Board meetings (in a non-voting observer capacity). The Series A Preferred Holders (so long as they continue to hold 2,826,523 Series A Preferred Shares (as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein) in the Company) shall be entitled to appoint one (1) observer to attend and speak at all Board meetings (in a non-voting observer capacity).

67.	Any director of the Company may be removed from the Board by the Members of the Company or in the manner specified by the Law and these Articles, but with respect to a director appointed pursuant to Article 66, only upon the vote or written consent of the Members entitled to appoint such director. Any vacancies created by the resignation, removal or death of a director appointed pursuant to Article 66 shall be filled pursuant to Article 66.

68.	A director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

69.	The Company shall keep a register of directors containing:

(a)	the names and addresses of the persons who are directors of the Company;

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(b)	the date on which each person whose name is entered in the register was appointed as a director of the Company; and

(c)	the date on which each person named as a director ceased to be a director of the Company.

70.	A copy of the register of directors shall be kept at the registered office of the Company.

71.	With the prior approval or subsequent ratification by an Ordinary Resolution and subject to all other approvals required under the Memorandum or these Articles, the Board may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

72.	A director shall not require a share qualification, and may be an individual or a company.

POWERS OF DIRECTORS

73.	The business and affairs of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Law or by the Memorandum or these Articles required to be exercised by the members of the Company, subject to any delegation of such powers as may be authorized by these Articles and to such requirements as may be prescribed by a resolution of members; but no requirement made by a resolution of members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

74.	The directors may, by a resolution of directors, appoint any person, including a person who is a director, to be an officer or agent of the Company. The resolution of directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

75.	Every officer or agent of the Company has such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution of directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the matters requiring a resolution of directors under the Law.

76.	Any director which is a body corporate may appoint any person its duly authorized representative for the purpose of representing it at meetings of the Board or with respect to unanimous written consents.

77.	The continuing directors may act notwithstanding any vacancy in their body.

78.	The directors may by resolution of directors exercise all the powers of the Company subject to all approvals required under the Memorandum to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

79.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by resolution of directors.

80.	The Directors shall cause to be kept the register of mortgages and charges required by the Law.

81.	The register of mortgages and charges shall be open to inspection in accordance with the Law, at the office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

PROCEEDINGS OF DIRECTORS

82.	The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the Cayman Islands as the directors may determine to be necessary or desirable; provided that the Board shall meet at least every three months.

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83.	A director shall be deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

84.	A director and observer shall be given not less than ten (10) days’ notice of meetings of directors, but a meeting of directors held without ten (10) days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend, waive notice of the meeting and for this purpose, the presence of a director at a meeting shall constitute waiver on his part. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

85.	A director may by a written instrument appoint an alternate who need not be a director and an alternate is entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director.

86.	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than three (3) directors, which shall include both Investor Directors. Provided, however, that if such quorum cannot be obtained for a Board meeting after two (2) consecutive notices of Board meetings have been sent by the Company with the first notice providing not less than ten (10) days’ prior notice and the second notice providing not less than five (5) days’ prior notice, then the attendance of any three (3) Directors (which shall include Series C Director and two (2) Ordinary Directors) shall constitute a quorum and shall be subject to Article 41, 42 and 43 and except for the business as outlined in the notice to directors, no other business shall be transacted thereat.

87.	At every meeting of the directors the Chairman of the Board shall preside as Chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting the Vice Chairman of the Board shall preside. If there is no Vice Chairman of the Board or if the Vice Chairman of the Board is not present at the meeting the directors present shall choose someone of their number to be Chairman of the meeting.

88.	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a resolution of directors or a committee of directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all directors or all members of the committee as the case may be, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more directors.

89.	The directors shall cause the following corporate records to be kept:

(a)	minutes of all meetings of directors, members, committees of directors, committees of officers and committees of members;

(b)	copies of all resolutions consented to by directors, members, committees of directors, committees of officers and committees of members; and

(c)	such other accounts and records as the directors by resolution of directors consider necessary or desirable in order to reflect the financial position of the Company.

90.	The books, records and minutes shall be kept at the registered office of the Company, its principal place of business or at such other place as the directors determine.

91.	The directors may, by resolution of directors, designate one or more committees. Each committee of directors has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the resolution of directors establishing the committee, except that no committee has any power or authority to appoint directors or fix their emoluments, or to appoint officers or agents of the Company.

92.	The meetings and proceedings of each committee of directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

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93.	The Company shall set up a compensation committee (the “Compensation Committee”), and an audit committee (the “Audit Committee”) (collectively, the “Committees”) at the time determined by the Board (including the affirmative votes of both Investor Directors). Members of each Committee shall include both Investor Directors and any decisions made by the Committees shall be obtained the affirmative votes of both Investor Directors. The Compensation Committee shall be responsible for evaluating and recommending to the Board of the Director for action all matters related to the Company’s annual compensation and/or bonus plan, share option plan, and employee related compensation matters. The Audit Committee shall be responsible for internal audit and nomination of auditors for the Company.

OFFICERS

94.	Subject to provisions of these Articles and the Shareholders Agreement, The Company may by resolution of Board of Directors, appoint officers of the Company at such times as shall be considered necessary or expedient. Such officers may consist of a Chairman of the Board, a Vice Chairman of the Board, a President and one or more Vice Presidents, Secretaries and Financial Controller and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

95.	The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of directors or Ordinary Resolution, but in the absence of any specific allocation of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of directors and members, the Vice Chairman to act in the absence of the Chairman, the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President but otherwise to perform such duties as may be delegated to them by the President, the Secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

96.	The emoluments of all officers shall be fixed by resolution of the Board, with the prior written approval of the Founder and the Majority Preferred Holders; provided, that the Company shall not provide any director’s fee, other remuneration or emolument to directors that are not independent directors. The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with attending any meetings of the Board and any committee thereof.

97.	Subject to compliance with Article 94, the officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by resolution of directors. Any vacancy occurring in any office of the Company may be filled by resolution of directors.

CONFLICT OF INTERESTS

98.	No agreement or transaction between the Company and one or more of its directors or any person in which any director has a financial interest or to whom any director is related, including as a director of that other person, is void or voidable for this reason only or by reason only that the director is present at the meeting of directors or at the meeting of the committee of directors that approves the agreement or transaction or that the vote or consent of the director is counted for that purpose if the material facts of the interest of each director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other directors.

99.	A director who has an interest in any particular business to be considered at a meeting of directors or members may be counted for purposes of determining whether the meeting is duly constituted and may vote in respect of any such business at the meeting.

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INDEMNIFICATION

100.	Subject to the limitations hereinafter provided and to all applicable laws, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

101.	The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

102.	The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

103.	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

104.	If a person to be indemnified has been successful in defence of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

105.	The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

SEAL

106.	The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by resolution of directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the Registered Office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of a director or any other person so authorized from time to time by resolution of directors. Such authorization may be before or after the seal is affixed may be general or specific and may refer to any number of sealing. The Directors may provide for a facsimile of the Seal and of the signature of any director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

DIVIDENDS

107.	No dividend, whether in cash, in property or in shares of the capital of the Company, shall be paid on any other class or series of shares of the Company unless and until a dividend in like amount is first paid in full on the Preferred Shares (each pari passu and on an as-converted and pro-rata basis). Holders of the Preferred Shares shall also be entitled to receive any non-cash dividends declared by the Board on an as-converted basis.

108.	Subject to receipt of all approvals required under the Memorandum, elsewhere in these Articles or the Shareholders Agreement, the Company may by a resolution of directors declare and pay dividends in money, shares, or other property. In the event that dividends are paid in specie the directors shall have responsibility for establishing and recording in the resolution of directors authorizing the dividends, a fair and proper value for the assets to be so distributed.

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109.	Subject to receipt of all approvals required under the Memorandum, elsewhere in these Articles or the Shareholders Agreement, the directors may from time to time pay to the members such interim dividends as appear to the directors to be justified by the profits of the Company.

110.	The directors may, before declaring any dividend, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select.

111.	Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

112.	Notice of any dividend that may have been declared shall be given to each member in manner hereinafter mentioned and all dividends unclaimed for 6 years after having been declared may be forfeited by resolution of the directors for the benefit of the Company.

113.	No dividend shall bear interest as against the Company and no dividend shall be paid on shares held by another company of which the Company holds, directly or indirectly, shares having more than 50 per cent of the vote in electing directors.

114.	The Board may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

115.	The Board may resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

116.	A division of the issued and outstanding shares of a class or series of shares into a larger number of shares of the same class or series having a proportionately smaller par value does not constitute a dividend of shares.

ACCOUNTS AND AUDIT

117.	The Company shall prepare an audited annual consolidated financial statements and unaudited consolidated monthly, quarterly and semi-annual financial statements, each in accordance with the United States generally accepted accounting principles or PRC generally accepted accounting principles (collectively “GAAP”), which shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

118.	[Deleted Intentionally].

119.	The first auditors shall be appointed by resolution of directors, and subsequent auditors shall be appointed by an Ordinary Resolution in accordance with the Memorandum and these Articles.

120.	The auditors may be members of the Company but no director or other officer shall be eligible to be an auditor of the Company during his continuance in office.

121.	The remuneration of the auditors of the Company

(a)	in the case of auditors appointed by the directors, may be fixed by resolution of directors;

(b)	subject to the foregoing, shall be fixed by an Ordinary Resolution or in such manner as the Company may by an Ordinary Resolution determine.

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122.	The auditors shall examine each profit and loss account and balance sheet required to be served on every member of the Company or laid before a meeting of the members of the Company and shall state in a written report whether or not

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit or loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period, and

(b)	all the information and explanations required by the auditors have been obtained.

123.	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of members at which the accounts are laid before the Company or shall be served on the members.

124.	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

125.	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of members of the Company at which the Company’s profit and loss account and balance sheet are to be presented.

NOTICES

126.	Any notice, information or written statement to be given by the Company to Members may be served in the case of members holding registered shares in any way by which it can reasonably be expected to reach each member or by mail addressed to each member at the address shown in the share register.

127.	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered office of the Company.

128.	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office of the Company or that it was mailed in such time as to admit to its being delivered to the registered office of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

129.	(a) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted.

(b) Where a notice is sent by cable, telex, or facsimile, service of the notice shall be deemed to be effected by properly addressing, and sending such notice and shall be deemed to have been received on the same day that it was transmitted.

(c) Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

VOLUNTARY WINDING UP AND DISSOLUTION

130.	Subject to the provisions of the Memorandum, these Articles and the Shareholders Agreement, the Company may voluntarily commence to wind up and dissolve by a Special Resolution.

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LIQUIDATION PREFERENCE

131.	In the event of any liquidation, dissolution or winding up of the Company and/or any Group Company, either voluntary or involuntary:

(a)	the holders of the Series C Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares, Series Seed Shares, Series A Preferred Shares, Series B Preferred Shares or any other class or series of shares then outstanding, an amount per Series C Preferred Share equal to one hundred and ten percent (110%) of the Series C Preferred Share Issue Price, plus all accrued or declared but unpaid dividends thereon (the “Series C Preferred Share Preference Amount”).

(b)	After the full Series C Preferred Share Preference Amount on all outstanding Series C Preferred Shares has been paid, the holders of the Series B Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares, Series Seed Shares, Series A Preferred Shares or any other class or series of shares then outstanding, an amount per Series B Preferred Share equal to one hundred and ten percent (110%) of the Series B Preferred Share Issue Price, plus all accrued or declared but unpaid dividends thereon (collectively, the “Series B Preferred Share Preference Amount”).

(c)	after the full Series C Preferred Share Preference Amount on all outstanding Series C Preferred Shares has been paid, and the full Series B Preferred Share Preference Amount on all outstanding Series B Preferred Shares has been paid, the holders of the Series A Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares, Series Seed Shares or any other class or series of shares then outstanding, an amount per Series A Preferred Share equal to one hundred and fifty percent (150%) of the Series A Preferred Share Issue Price, plus all accrued or declared but unpaid dividends thereon (collectively, the “Series A Preferred Share Preference Amount”, and together with the Series B Preferred Share Preference Amount and the Series C Preferred Share Preference Amount, the “Preferred Share Preference Amount”).

(d)	After the full Preferred Share Preference Amount on all outstanding Preferred Shares has been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among all the shareholders of the Company, including the holders of the Preferred Shares (on an as-converted basis).

(e)	If the Company has insufficient assets to permit payment of the Series C Preferred Share Preference Amount in full to all holders of the Series C Preferred Shares, then the assets of the Company shall be distributed rateably to the holders of the Series C Preferred Shares in proportion to the full Series C Preferred Share Preference Amount each holder of Series C Preferred Shares would otherwise be entitled to receive under this Article 131. If, after the payment of the Series C Preferred Share Preferred Amount in full to all holders of Series C Preferred Shares, the Company has insufficient assets to permit the payment of the Series B Preferred Share Preference Amount in full to all holders of Series B Preferred Shares, then the assets of the Company shall be distributed rateably to the holders of the Series B Preferred Shares in proportion to the full Series B Preferred Share Preference Amount each such holder of Series B Preferred Shares would otherwise be entitled to receive under this Article 131. If, after the payment of the Series C Preferred Share Preferred Amount in full to all holders of Series C Preferred Shares and the payment of the Series B Preferred Share Preference Amount in full to all holders of Series B Preferred Shares, the Company has insufficient assets to permit payment of the Series A Preferred Share Preference Amount in full to all holders of Series A Preferred Shares, then the assets of the Company shall be distributed rateably to the holders of the Series A Preferred Shares in proportion to the full Series A Preferred Share Preference Amount each such holder of Series A Preferred Shares would otherwise be entitled to receive under this Article 131.

(f)	Any Trade Sale shall be deemed a liquidation, dissolution or winding up of the Company (unless waived in writing by the Majority Series C Holders), such that the provisions of this Article 131 shall apply as if all consideration received by the Group Company and its shareholders in connection with such event and other assets and funds of the Group Companies legally available for distribution to the Members shall be distributed in a liquidation of the Company. If the requirements of this Article 131 are not complied with, the Company shall forthwith either (i) cause such closing to be postponed until such time as the requirements of this Article 131 have been complied with, or (ii) cancel such transaction.

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(g)	Notwithstanding any other provision of this Article 131, the Company may at any time, out of funds legally available therefor and subject to compliance with the provisions of the applicable laws of the Cayman Islands, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared.

(h)	In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the shareholders of the Company shall be that as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board, which decision shall include the affirmative votes from both Investor Directors. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)	If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	If actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board, which decision shall include the affirmative votes from the Investor Directors.

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in sub-clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board which decision shall include the affirmative votes from both Investor Directors. The Majority Series A Holders, Majority Series B Holders and Majority Series C Holders, shall have the right to challenge any determination by the liquidator or the Board, as the case may be, of fair market value pursuant to this Article 131, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board, as the case may be, and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging party.

CONTINUATION

132.	The Company may by an Ordinary Resolution or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the Cayman Islands in the manner provided under those laws.

CHANGES TO CONSTITUTION

133.	Subject to the Law, the provisions of these Articles and the Shareholders Agreement, The Company may from time to time, by Special Resolution, change the name of the Company, alter or add to the Memorandum or these Articles.

DRAG ALONG RIGHT

134.	At any time following the second (2nd) anniversary of the Series C Closing Date, if the holders of the majority of the Ordinary Shares (which shall include the Founder), the Majority Series B Holders and the Majority Series C Holders (collectively, the “Drag-Along Shareholders”) propose to effect a Trade Sale (a “Drag-Along Transaction”) and provided that such proposed Drag-Along Transaction implies a valuation of the Company of no less than US$500,000,000 or the same amount which is equivalent in RMB (provided further that such valuation threshold shall not apply after the sixth (6th) anniversary of the Series C Closing Date), then, upon written notice from such Drag-Along Shareholders requesting them to do so, each of the other shareholders of the Company shall:

(a)	vote or give his written consent with respect to all the shares held by him, and cause any director of the Company appointed by him to vote, in favour of such proposed Drag-Along Transaction and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such proposed Drag-Along Transaction;

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(b)	refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to or in connection with such proposed Drag-Along Transaction;

(c)	transfer or sell such percentage of securities required by the Drag-Along Shareholders on the same terms as the Drag-Along Shareholders in the event that a proposed Drag-Along Transaction is structured as a share transfer; and

(d)	take all actions reasonably necessary to consummate the proposed Drag-Along Transaction, including without limitation amending the Memorandum and these Articles.

The Company shall use commercially reasonable efforts to cause all security holders of the Company to be subject to the obligations set forth in this Article 134.

135.	The provisions of Article 134 shall terminate upon a QIPO.

SUPREMACY OF SHAREHOLDERS AGREEMENT

136.	If and to the extent that there are any inconsistencies between the provisions of the Memorandum and the Articles and those of the Shareholders Agreement, as amended from time to time, the terms of the Shareholders Agreement shall prevail as between the parties thereto only, who hereby undertake to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to further amend the Memorandum and the Articles so as to eliminate such inconsistency to the largest extent as permitted by applicable laws.

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